Exhibit 4.7

JEFFERIES FINANCIAL GROUP INC.

and

THE BANK OF NEW YORK MELLON,

Trustee

FIRST SUPPLEMENTAL INDENTURE

To

SENIOR DEBT INDENTURE

Dated as of May 26, 2016

Dated as of November 1, 2022

This FIRST SUPPLEMENTAL INDENTURE, dated as of November 1, 2022 (the “First Supplemental Indenture”), among Jefferies Financial Group Inc., a New York corporation (herein called the “Company”), having its principal office at 520 Madison Avenue, 12th Floor, New York, NY 10022, and The Bank of New York Mellon, a New York banking corporation, as Trustee (herein called the “Trustee”), to the SENIOR DEBT INDENTURE, dated as of May 26, 2016 (the “Original Indenture”), among Jefferies Group LLC, a limited liability Company existing under the laws of the State of Delaware (“JG”), Jefferies Group Capital Finance Inc., a corporation existing under the laws of the State of Delaware (“JGCF”), and the Trustee.

RECITALS OF THE COMPANY

Section 8.01 of the Original Indenture provides that if an Issuer consolidates with, merges into or converts with or into another Person, the Person formed by such consolidation or into which an Issuer is merged or converted shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, the due and punctual payment of the principal of and any premium and interest on all the Securities and the performance or observance of every covenant of the Indenture on the part of the Issuers to be performed or observed and, for each Security that by its terms provides for conversion, shall have provided for the right to convert such Security in accordance with its terms.

Section 8.02 of the Original Indenture provides that upon any consolidation of an Issuer with, or merger of an Issuer into, or conversion of an Issuer with or into, any other Person in accordance with Section 8.01, the successor Person formed by such consolidation or into which such Issuer is merged or converted shall succeed to, and be substituted for, and may exercise every right and power of, such Issuer under the Indenture with the same effect as if such successor Person had been named as such Issuer therein.

Section 9.01(1) of the Original Indenture provides that, without the consent of any Holders, the Issuers, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Original Indenture to, among other things, evidence the succession of another Person to an Issuer and the assumption by any such successor of the covenants of such Issuer therein and in the Securities;

On November 1, 2022, the Company, together with the JG, JGCF and Jefferies MergerSub Inc., a New York corporation (“Merger Sub”), consummated several internal reorganization transactions, through which JG and JGCF merged into MergerSub, and through which MergerSub merged into the Company, with the Company as the surviving entity.

The execution and delivery of this First Supplemental Indenture have been duly authorized by the Company.

NOW THEREFORE, in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually agreed, for the equal and proportionate benefits of all Holders of the Securities of each Series thereof, as follows:

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ARTICLE I.
DEFINITIONS AND ASSUMPTION OF OBLIGATIONS

Section 1.01 Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Original Indenture. The following definition supplements those definitions.

“Indenture” means the Original Indenture.

Section 1.02 The Company hereby assumes all of the covenants and obligations of JG and JGCF under the Securities and the Indenture.

ARTICLE II.
MISCELLANEOUS

Section 2.01 As amended and modified by this First Supplemental Indenture, the Indenture shall be read, taken and construed as one and the same instrument.

Section 2.02 The Trustee assumes no duties, responsibilities or liabilities by reason of this First Supplemental Indenture, other than as set forth in the Original Indenture, as fully as if said terms and conditions were herein set forth at length.

Section 2.03 This First Supplemental Indenture may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original; but such counterparts shall together constitute one and the same instrument.

Section 2.04 This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in such state.

Section 2.05 The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture; the recitals and statements herein are deemed to be those of the Company and not of the Trustee.

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IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first above written.

JEFFERIES FINANCIAL GROUP INC.

By:	/s/ Michael J. Sharp
Name:	Michael J. Sharp
Title:	Executive Vice President, General Counsel

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Stacey B. Poindexter
Name:	Stacey B. Poindexter
Title:	Vice President